Exhibit 99.1

PRESS RELEASE

INNOSPEC REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS

Performance Chemicals had record quarterly sales with operating income up 47 percent

Strong sequential sales and operating income improvement in Fuel Specialties and Oilfield Services

GAAP EPS 90 cents and adjusted non-GAAP EPS of $1.30; both benefited by 16 cents from AvGas order phasing

Healthy liquidity position and balance sheet flexibility maintained

Englewood, CO – August 3, 2021 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter ended June 30, 2021.

Total revenues for the second quarter were $354.5 million, an increase of 45 percent from $244.9 million in the corresponding period last year. Net income for the quarter was $22.4 million or 90 cents per share compared to a loss of $39.7 million or $1.62 per share, recorded a year ago. EBITDA for the quarter was $50.6 million compared to a loss of $19.5 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the second quarter was $1.30 per share, compared to an adjusted loss per share of 18 cents a year ago.

Cash generation for the quarter was impacted by a revenue related increase in working capital which resulted in an operating cash outflow of $1.1 million before capital expenditures of $9.2 million. We closed the quarter with net cash of $94.2 million.

EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended June 30, 2021			Quarter ended June 30, 2020
(in millions, except share and per share data)	Income before income taxes	Net income	Per diluted share	Loss before income taxes	Net loss	Per diluted share
Reported GAAP amounts	$40.1	$22.4	$0.90	$(53.8)	$(39.7)	$(1.62)

Change in UK statutory tax rate	—	7.4	0.30	—	—	—
Amortization of acquired intangible assets	3.7	3.0	0.12	4.6	3.6	0.15
Foreign currency exchange (gains)/losses	(2.0)	(1.5)	(0.06)	1.2	0.9	0.04
Legacy costs of closed operations	0.9	0.7	0.03	—	—	—
Adjustment of income tax provisions	—	0.3	0.01	—	(1.2)	(0.05)
Restructuring charge	—	—	—	21.1	16.8	0.68
Impairment of acquired intangible assets	—	—	—	19.8	15.2	0.62

	2.6	9.9	0.40	46.7	35.3	1.44

Adjusted non-GAAP amounts	$42.7	$32.3	$1.30	$(7.1)	$(4.4)	$(0.18)

Commenting on the second quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“We continue to make significant progress in our post-COVID-19 recovery as all businesses achieved sequential and comparative quarter sales growth, and total operating income surpassed the 2019 comparative pre-COVID-19 level for the first time.

Performance Chemicals again delivered excellent results with record quarterly sales driving a 47 percent increase in operating income over the prior year. Our previously announced $10 million capacity expansion for our mild, sulfate-free technologies is on schedule for the first quarter of 2022, and we are fast tracking further capacity expansions in the US and Europe to meet growing global demand. We believe that the outlook remains strong not only in our home and personal care segments but also our growing mining, agriculture, construction and industrial end markets.

Fuel Specialties sales and operating income were very strong and above the pre-COVID-19 comparative 2019 level for the first time since the onset of the pandemic. The quarter benefited from above-average order phasing for AvGas fuel additives used in the global piston-powered general aviation fleet. The impact of these orders against expected levels was approximately $5.3 million of operating income or 16 cents of EPS for the quarter. Global distillate demand remains slightly below pre-COVID-19 levels, while global jet fuel demand is improving but still well below normalized usage. As jet fuel demand continues to recover, we expect to drive higher volumes for our additives in the coming quarters, which should improve sales mix, and be supportive to margins.

In Oilfield Services sequential sales grew by 12 percent and operating leverage again improved. We currently expect to see further increases in completions, oil production and pipeline flows over the coming quarters. All of these support continued sales and operating income growth across all of our Oilfield markets and regions. Along with our expectation for continued activity improvement in our end markets, we believe that there are several opportunities which can drive higher incremental operating margins. It is imperative that we deliver on these opportunities in the second half of 2021.

Cost inflation and supply chain constraints remain at above average levels. Price action has been taken and we plan to continue taking such action where necessary. Close communication with our suppliers and customers will remain a focus as we manage through this environment.”

Revenues in Performance Chemicals reached a record of $128.2 million, up 34 percent from $95.7 million in the second quarter last year. Volumes grew 18 percent with a positive price/mix of 9 percent and a favorable currency impact of 7 percent. Gross margins declined 1.4 percentage points from the same quarter last year to 24.6 percent. Operating income for the quarter was $17.9 million, up 47 percent from $12.2 million a year ago.

Revenues in Fuel Specialties were $143.1 million for the quarter, a 33 percent increase from $107.4 million last year. Volumes grew 20 percent with a positive price/mix of 6 percent and a favorable currency impact of 7 percent. Gross margins of 35.0 percent benefited from increased AvGas business compared to a depressed margin of 23.6 percent a year ago. Operating income for the quarter was $28.5 million, compared to $4.7 million in the same quarter last year.

Revenues in Oilfield Services for the quarter were $83.2 million, approximately doubling the $41.8 million in the second quarter last year as customer activity continued to increase. Gross margins improved by 8.3 percentage points from the same quarter last year to 32.0 percent. Operating income increased $14.6 million from the same quarter last year to $2.2 million.

Corporate costs for the quarter were $11.6 million, compared with $15.4 million a year ago, due mainly to lower personnel-related expenses.

The effective tax rate for the quarter was 44.1 percent compared to 26.2 percent last year primarily due to the enacted change in the U.K. tax rate impacting deferred tax. Excluding the effect of the rate change and other minor adjustments, the adjusted effective tax rate was 24.2 percent in line with expectations.

For the quarter, there was a net cash outflow from operating activities of $1.1 million driven by the increase in net working capital on strong sequential sales growth. In addition, the Company also distributed $14.0 million to shareholders for the semi-annual dividend. As of June 30, 2021, Innospec had $94.4 million in cash and cash equivalents, and finance lease debt of $0.2 million, resulting in a net cash position of $94.2 million.

Mr. Williams concluded,

“Our recovery over the past four quarters following the COVID-19 onset has been strong, and, barring any reinstatement of material economic restrictions due to the recent surge in global cases, we believe that momentum will continue in all of our businesses in the second half of 2021.

Performance Chemicals has been extremely resilient during the pandemic growing operating income at a double-digit rate in 2020 and this has further accelerated in 2021. The long-term sustainability and consumer trends driving this business have strengthened, and we plan to continue to allocate organic growth capital to support our customers’ increasing demand.

Fuel Specialties has generally recovered in-line with our expectations over the past four quarters. As anticipated, there currently remain some demand gaps versus 2019. This is particularly true for jet aviation fuel demand which we expect will be supportive of sales and margins during the coming year as economies re-open and travel increases.

In Oilfield Services, as our US completion and production chemicals markets continue to recover and our relatively new DRA and Middle East efforts develop, we are focused on parallel actions which we anticipate can drive higher incremental margins in the coming quarters.

We believe that our strong balance sheet remains a source of great flexibility to support organic growth investments, strategic acquisition opportunities and continuing our record of returning value to shareholders.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, and amortization. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of change in the UK statutory tax rate, amortization of acquired intangible assets, foreign currency exchange (gains)/losses, legacy costs of closed operations, adjustment of income tax provisions, restructuring charge and impairment of intangible assets. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1900 employees in 24 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry. The Performance

Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, including, the effects of the COVID-19 pandemic, such as its duration, its unknown long-term economic impact, measures taken by governmental authorities to address it and the manner in which the pandemic may precipitate or exacerbate other risks and/or uncertainties, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

(in millions, except share and per share data)	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Net sales	$354.5	$244.9	$694.1	$617.2
Cost of goods sold	(246.2)	(185.8)	(485.0)	(444.2)

Gross profit	108.3	59.1	209.1	173.0

Operating expenses:
Selling, general and administrative	(62.7)	(63.5)	(126.3)	(127.9)
Research and development	(8.6)	(8.1)	(17.6)	(16.7)
Restructuring charge	—	(21.1)	—	(21.1)
Impairment of intangible assets	—	(19.8)	—	(19.8)

Total operating expenses	(71.3)	(112.5)	(143.9)	(185.5)

Operating income/(loss)	37.0	(53.4)	65.2	(12.5)
Other income, net	3.4	0.1	6.4	4.0
Interest expense, net	(0.3)	(0.5)	(0.7)	(1.1)

Income/(loss) before income taxes	40.1	(53.8)	70.9	(9.6)
Income taxes	(17.7)	14.1	(25.1)	3.0

Net income/(loss)	$22.4	$(39.7)	$45.8	$(6.6)

Earnings/(loss) per share:
Basic	$0.91	$(1.62)	$1.86	$(0.27)
Diluted	$0.90	$(1.62)	$1.84	$(0.27)

Weighted average shares outstanding (in thousands):
Basic	24,628	24,564	24,615	24,547
Diluted	24,869	24,564	24,856	24,547

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2021	2020	2021	2020
Net sales:
Fuel Specialties	$143.1	$107.4	$282.4	$254.4
Performance Chemicals	128.2	95.7	254.1	208.8
Oilfield Services	83.2	41.8	157.6	154.0

	354.5	244.9	694.1	617.2

Gross profit/(loss):
Fuel Specialties	50.1	25.4	95.0	76.6
Performance Chemicals	31.6	24.9	63.0	52.5
Oilfield Services	26.6	9.9	51.1	46.1
Octane Additives	—	(1.1)	—	(2.2)

	108.3	59.1	209.1	173.0

Operating income/(loss):
Fuel Specialties	28.5	4.7	52.3	36.8
Performance Chemicals	17.9	12.2	36.2	27.8
Oilfield Services	2.2	(12.4)	3.4	(5.2)
Octane Additives	—	(1.6)	—	(2.8)
Corporate costs	(11.6)	(15.4)	(26.7)	(28.2)

	37.0	(12.5)	65.2	28.4
Restructuring charge	—	(21.1)	—	(21.1)
Impairment of intangible assets	—	(19.8)	—	(19.8)

Total operating income/(loss)	$37.0	$(53.4)	$65.2	$(12.5)

Schedule 2B

NON-GAAP MEASURES	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2021	2020	2021	2020
Net income/(loss)	$22.4	$(39.7)	$45.8	$(6.6)
Interest expense, net	0.3	0.5	0.7	1.1
Income taxes	17.7	(14.1)	25.1	(3.0)
Depreciation and amortization:
Fuel Specialties	1.3	1.0	2.6	2.0
Performance Chemicals	5.3	5.1	10.7	10.1
Oilfield Services	3.1	4.3	6.2	8.6
Octane Additives	—	0.3	—	0.6
Corporate costs	0.5	1.3	0.9	2.6
Impairment of intangible assets	—	19.8	—	19.8
Impairment of tangible assets	—	2.0	—	2.0

EBITDA	50.6	(19.5)	92.0	37.2

EBITDA:
Fuel Specialties	29.8	5.7	54.9	38.8
Performance Chemicals	23.2	17.3	46.9	37.9
Oilfield Services	5.3	(8.1)	9.6	3.4
Octane Additives	—	(1.3)	—	(2.2)
Corporate costs	(11.1)	(14.1)	(25.8)	(25.6)

	47.2	(0.5)	85.6	52.3
Restructuring excluding impairment of tangible assets	—	(19.1)	—	(19.1)
Other income, net	3.4	0.1	6.4	4.0

EBITDA	$50.6	$(19.5)	$92.0	$37.2

EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2021	December 31, 2020
Assets

Current assets:
Cash and cash equivalents	$94.4	$105.3
Trade and other accounts receivable	281.6	221.4
Inventories	250.5	220.0
Prepaid expenses	11.6	14.9
Prepaid income taxes	3.5	4.2
Other current assets	1.5	0.4

Total current assets	643.1	566.2

Net property, plant and equipment	214.1	210.8
Goodwill	368.2	371.2
Operating lease right-of-use assets	36.4	40.1
Other intangible assets	66.4	75.3
Deferred tax assets	7.4	7.6
Pension asset	121.2	118.0
Other non-current assets	5.0	8.2

Total assets	$1,461.8	$1,397.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$123.5	$98.7
Accrued liabilities	142.3	129.8
Current portion of finance leases	0.2	0.5
Current portion of plant closure provisions	6.6	6.6
Current portion of accrued income taxes	6.3	5.5
Current portion of operating lease liabilities	12.1	11.3

Total current liabilities	291.0	252.4

Finance leases, net of current portion	—	0.1
Plant closure provisions, net of current portion	51.0	51.9
Accrued income taxes, net of current portion	28.6	32.4
Unrecognized tax benefits	16.3	16.0
Operating lease liabilities, net of current portion	24.4	28.9
Deferred tax liabilities	54.4	46.9
Pension liabilities and post-employment benefits	19.5	20.5
Other non-current liabilities	2.4	3.4
Equity	974.2	944.9

Total liabilities and equity	$1,461.8	$1,397.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
(in millions)	2021	2020
Cash Flows from Operating Activities

Net income/(loss)	$45.8	$(6.6)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	20.6	24.2
Impairment of intangible assets	—	19.8
Impairment of tangible assets	—	2.0
Deferred taxes	7.8	(5.6)
Non-cash movements on defined benefit pension plans	(1.6)	(2.2)
Stock option compensation	2.9	2.8
Changes in working capital	(52.8)	(1.6)
Movements in accrued income taxes	(1.7)	(9.5)
Movements in plant closure provisions	(0.6)	8.5
Movements in unrecognized tax benefits	0.3	(1.3)
Movements in other assets and liabilities	0.9	1.7

Net cash provided by operating activities	21.6	32.2
Cash Flows from Investing Activities

Capital expenditures	(19.5)	(14.6)
Proceeds on disposal of property, plant and equipment	0.3	—

Net cash used in investing activities	(19.2)	(14.6)
Cash Flows from Financing Activities

Non-controlling interest	0.1	0.1
Net repayment of revolving credit facility	—	(20.0)
Repayment of finance leases	(0.3)	(0.6)
Dividend paid	(14.0)	(12.8)
Issue of treasury stock	1.7	0.8
Repurchase of common stock	(0.8)	(2.1)

Net cash used in financing activities	(13.3)	(34.6)
Effect of foreign currency exchange rate changes on cash	—	(0.5)

Net change in cash and cash equivalents	(10.9)	(17.5)
Cash and cash equivalents at beginning of period	105.3	75.7

Cash and cash equivalents at end of period	$94.4	$58.2

Amortization of deferred finance costs of $0.2 million (2020 - $0.2 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.